As filed with the Securities and Exchange Commission on September 26, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM F-10

REGISTRATION STATEMENT

Under

The Securities Act of 1933

MANULIFE FINANCIAL CORPORATION

(Exact name of Registrant as specified in its charter)

Ontario, Canada	6311	98-0361647
(Province or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No., if applicable)

200 Bloor Street East, NT 9

Toronto, Ontario

Canada, M4W 1E5

(416) 926-3000

(Address and telephone number of Registrant’s principal executive offices)

Scott A. Lively, Esq.

John Hancock Life Insurance Company (U.S.A.)

197 Clarendon Street

Boston, Massachusetts 02116

(617) 663-3000

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

James D. Gallagher, Esq. Manulife Financial Corporation 200 Bloor Street East, NT 9 Toronto, Ontario Canada, M4W 1E5 (416) 926-3000	Peter J. Loughran, Esq. Benjamin R. Pedersen, Esq. Debevoise & Plimpton LLP 66 Hudson Boulevard New York, NY 10001 (212) 909-6000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

Province of Ontario, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☒	at some future date (check appropriate box below)

	1.	☐	pursuant to Rule 467(b) on at (designate a time not sooner than seven calendar days after filing).

	2.	☐	pursuant to Rule 467(b) on at (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on .

	3.	☒	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933, as amended, or on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

This short form base shelf prospectus has been filed under legislation in each of the provinces and territories of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities, except where an exemption from such delivery requirements is available. This short form base shelf prospectus has been filed in reliance on an exemption from the preliminary base shelf prospectus requirement for a well-known seasoned issuer.

Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Manulife Financial Corporation at 200 Bloor Street East, NT-10, Toronto, Ontario, Canada M4W 1E5 (Telephone: (416) 926-3000), and are also available electronically at www.sedarplus.ca and www.sec.gov.

SHORT FORM BASE SHELF PROSPECTUS

New Issue	September 26, 2023

Manulife Financial Corporation

US$5,000,000,000

Debt Securities

Class A Shares

Class B Shares

Class 1 Shares

Common Shares

Subscription Receipts

Warrants

Units

We may from time to time offer and issue the following securities: (i) senior or subordinated unsecured debt securities (collectively, the “Debt Securities”); (ii) Class A Shares, Class B Shares and Class 1 Shares (collectively, the “Preferred Shares”); (iii) Common Shares; (iv) Subscription Receipts; (v) Warrants; and (vi) Units comprising one or more of the other securities described in this prospectus. The Debt Securities, Preferred Shares, Common Shares, Subscription Receipts, Warrants and Units (collectively, the “Securities”) offered hereby may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in an accompanying prospectus supplement.

We may sell up to US$5,000,000,000 in aggregate initial offering amount of Securities (or the equivalent in other currencies or currency units) or, if any Debt Securities are issued at an original issue discount, such greater amount as shall result in an aggregate issue price of US$5,000,000,000 (or the equivalent in other currencies or currency units) at any time and from time to time during the 25 month period that this prospectus, including any amendments thereto, remains valid.

This prospectus has been filed in reliance on an exemption from the preliminary base shelf prospectus requirement for a “well-known seasoned issuer” (as such term is defined under the WKSI Blanket Orders (as defined below)). We have determined that we qualify as a well-known seasoned issuer as of September 22, 2023. See “Reliance on Exemptions for Well-Known Seasoned Issuers”.

The specific terms of the Securities in respect of which this prospectus is being delivered will be set forth in the applicable prospectus supplement and may include, where applicable: (i) in the case of the Debt Securities, the specific designation, aggregate principal amount, the currency or the currency unit for which such securities may be purchased, maturity, interest provisions, authorized denominations, offering price, any terms for redemption at our option or the option of the holder, any exchange or conversion terms, any sinking fund payments and any other specific terms; (ii) in the case of Preferred Shares, the designation of the particular class, series, liquidation preference amount, the number of shares offered, the issue price, the dividend rate, the dividend payment dates, any terms for redemption at our option or the option of the holder, any exchange or conversion terms and any other specific terms; (iii) in the case of Common Shares, the number of shares offered and the offering price; (iv) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price, the procedures for the exchange of the Subscription Receipts for Debt Securities, Preferred Shares or Common Shares, as the case may be, the currency in which the Subscription Receipts are issued and any other specific terms; (v) in the case of Warrants, the designation, number and terms of the Debt Securities, Preferred Shares or Common Shares or other Securities purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, the currency in which the Warrants are issued and any other specific terms; and (vi) in the case of Units, the designation and terms of the Units and of the securities comprising the Units, the currency in which the Units are issued and any other specific terms.

This prospectus does not qualify for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items. For greater certainty, this prospectus may qualify for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or bankers’ acceptance rate, or to recognized market benchmark interest rates.

All information permitted under applicable securities laws to be omitted from this prospectus will be contained in one or more prospectus supplements that will be delivered to purchasers together with this prospectus, except where an exemption from such delivery requirements is available. Each prospectus supplement will be deemed to be incorporated by reference in this prospectus as of the date of such prospectus supplement but only for the purposes of the distribution of the Securities to which the prospectus supplement pertains.

Our head and registered office is located at 200 Bloor Street East, Toronto, Ontario, Canada M4W 1E5.

This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with the disclosure requirements of its home country. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein, if any, have been prepared in accordance with foreign generally accepted accounting principles, and may be subject to foreign auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in the home country of the Registrant. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the Registrant is incorporated or organized under the laws of a foreign country, that some or all of its officers and directors may be residents of a foreign country, that some or all of the underwriters or experts named in the registration statement may be residents of a foreign country, and that all or a substantial portion of the assets of the Registrant and said persons may be located outside the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

In connection with any offering of the Securities (other than at-the-market distributions), the underwriters, dealers or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a higher level than that which might exist in the open market. These transactions may be commenced, interrupted or discontinued at any time. See “Plan of Distribution.”

The outstanding Common Shares are currently listed on the Toronto Stock Exchange, the New York Stock Exchange, the Hong Kong Stock Exchange and the Philippines Stock Exchange, and the outstanding Class A Shares Series 2, Class A Shares Series 3, Class 1 Shares Series 3, Class 1 Shares Series 4, Class 1 Shares Series 9, Class 1 Shares Series 11, Class 1 Shares Series 13, Class 1 Shares Series 15, Class 1 Shares Series 17, Class 1 Shares Series 19 and Class 1 Shares Series 25 are listed on the Toronto Stock Exchange. Unless otherwise specified in the applicable prospectus supplement, any Securities offered hereby will not be listed on any stock exchange.

The Securities may be sold through underwriters or dealers, directly by us pursuant to applicable statutory exemptions, or through designated agents from time to time. This prospectus may qualify an “at-the-market distribution” (as such term is defined in National Instrument 44-102 – Shelf Distributions). Each prospectus supplement will identify each underwriter, dealer or agent engaged in connection with the offering and sale of those Securities, and will also set forth the terms of the offering of such Securities including the net proceeds to us and, to the extent applicable, any fees payable to the underwriters, dealers or agents.

An investment in Securities involves significant risks that should be carefully considered by prospective investors before purchasing Securities. The risks outlined in this prospectus and in the documents incorporated by reference herein, including the applicable prospectus supplement, should be carefully reviewed and considered by prospective investors in connection with any investment in Securities. See “Caution Regarding Forward-Looking Statements” and “Risk Factors”.

The Debt Securities will be direct unsecured obligations of MFC constituting senior or subordinated indebtedness, as identified in the relevant prospectus supplement, for the purposes of the Insurance Companies Act (Canada) (the “ICA”) and will not constitute deposits that are insured under the Canada Deposit Insurance Corporation Act (the “CDIC Act”), or by the U.S. Federal Deposit Insurance Corporation (the “FDIC”).

PRESENTATION OF INFORMATION

In this prospectus, unless otherwise indicated or unless the context otherwise requires:

•	all references to “MFC” refer to Manulife Financial Corporation, not including its subsidiaries;

•	all references to “MLI” refer to The Manufacturers Life Insurance Company, not including its subsidiaries;

•	MFC and its subsidiaries, including MLI, are collectively referred to as “Manulife”; and

•	references to “us”, “we” and “our” refer to Manulife.

All references in this prospectus to “Canada” mean Canada, its provinces, its territories, its possessions and all areas subject to its jurisdiction. Unless otherwise indicated, all references in this prospectus to “$” or “dollars” are to Canadian dollars and all references to “US$” are to U.S. dollars.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

From time to time, MFC makes written and/or oral forward-looking statements, including in this prospectus and the documents incorporated by reference in this prospectus. In addition, our representatives may make forward-looking statements orally to analysts, investors, the media and others. All such statements are made pursuant to the “safe harbour” provisions of Canadian provincial securities laws and the U.S. Private Securities Litigation Reform Act of 1995.

The forward-looking statements in this prospectus and the documents incorporated by reference in this prospectus include, but are not limited to, statements with respect to MFC’s possible or assumed future results set out under “General Development of the Business” and “Business Operations” in our most recent annual information form (the “AIF”) and in the management’s discussion and analysis in our most recent annual report and our most recent interim financial report.

The forward-looking statements in this prospectus and the documents incorporated by reference in this prospectus also include, but are not limited to, statements with respect to the impact of changes in tax laws, our journey to net zero, and, also relate to, among other things, MFC’s objectives, goals, strategies, intentions, plans, beliefs, expectations and estimates, and can generally be identified by the use of words such as “may”, “will”, “could”, “should”, “would”, “likely”, “suspect”, “outlook”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “plan”, “forecast”, “objective”, “seek”, “aim”, “continue”, “goal”, “restore”, “embark” and “endeavour” (or the negative thereof) and words and expressions of similar import, and include statements concerning possible or assumed future results. Although MFC believes that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties, and undue reliance should not be placed on such statements and they should not be interpreted as confirming market or analysts’ expectations in any way.

Certain material factors or assumptions are applied in making forward-looking statements and actual results may differ materially from those expressed or implied in such statements.

Important factors that could cause actual results to differ materially from expectations include but are not limited to:

•

general business and economic conditions (including but not limited to the performance, volatility and correlation of equity markets, interest rates, credit and swap spreads, inflation rates, currency rates, investment losses and defaults, market liquidity and creditworthiness of guarantors, reinsurers and counterparties);

•

the ongoing prevalence of COVID-19, including any variants, as well as actions that have been, or may be taken by governmental authorities in response to COVID-19, including the impacts of any variants;

•	changes in laws and regulations;

•	changes in accounting standards applicable in any of the territories in which we operate;

•	changes in regulatory capital requirements;

•	our ability to obtain premium rate increases on in-force policies;

•	our ability to execute strategic plans and changes to strategic plans;

•	downgrades in our financial strength or credit ratings;

•	our ability to maintain our reputation;

•	impairments of goodwill or intangible assets or the establishment of provisions against future tax assets;

•	the accuracy of estimates relating to morbidity, mortality and policyholder behaviour;

•	the accuracy of other estimates used in applying accounting policies, actuarial methods and embedded value methods;

•	our ability to implement effective hedging strategies and unforeseen consequences arising from such strategies;

•	our ability to source appropriate assets to back our long-dated liabilities;

•	level of competition and consolidation;

•	our ability to market and distribute products through current and future distribution channels;

•	unforeseen liabilities or asset impairments arising from acquisitions and dispositions of businesses;

•	the realization of losses arising from the sale of investments classified as fair value through other comprehensive income;

•	our liquidity, including the availability of financing to satisfy existing financial liabilities on expected maturity dates when required;

•	obligations to pledge additional collateral;

•	the availability of letters of credit to provide capital management flexibility;

•	accuracy of information received from counterparties and the ability of counterparties to meet their obligations;

•	the availability, affordability and adequacy of reinsurance;

•	legal and regulatory proceedings, including tax audits, tax litigation or similar proceedings;

•	our ability to adapt products and services to the changing market;

•	our ability to attract and retain key executives, employees and agents;

•	the appropriate use and interpretation of complex models or deficiencies in models used;

•	political, legal, operational and other risks associated with our non-North American operations;

•	geopolitical uncertainty, including international conflicts;

•	acquisitions and our ability to complete acquisitions including the availability of equity and debt financing for this purpose;

•	the disruption of or changes to key elements of Manulife’s or public infrastructure systems;

•	environmental concerns, including climate change;

•	our ability to protect our intellectual property and exposure to claims of infringement; and

•	our inability to withdraw cash from subsidiaries.

Additional information about material risk factors that could cause actual results to differ materially from expectations and about material factors or assumptions applied in making forward-looking statements may be found in this prospectus under “Risk Factors” as well as under “Risk Factors and Risk Management” and “Critical Actuarial and Accounting Policies” in the management’s discussion and analysis in our most recent annual report, under “Risk Management and Risk Factors Update” and “Critical Actuarial and Accounting Policies” in the management’s discussion and analysis in our most recent interim financial report, in the “Risk Management” note to the consolidated financial statements in our most recent annual report and most recent interim financial report, and elsewhere in our filings with Canadian and U.S. securities regulatory authorities.

The forward-looking statements in this prospectus and in the documents incorporated by reference in this prospectus are, unless otherwise indicated, stated as of the date thereof, hereof or the date of the document incorporated by reference, as the case may be, and are presented for the purpose of assisting investors and others in understanding our financial position and results of operations, our future operations, as well as our objectives and strategic priorities, and may not be appropriate for other purposes. We do not undertake to update any forward-looking statement, except as required by law.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents, which have been filed by MFC with the securities regulatory authorities in Canada or with the Securities and Exchange Commission (the “SEC”) in the United States, are incorporated by reference in this prospectus:

•	AIF dated February 15, 2023 (except for the section thereof entitled “Ratings”);

•

audited consolidated financial statements and the notes thereto for the years ended December  31, 2022 and 2021, together with the Report of Independent Registered Public Accounting Firm thereon, filed as an exhibit to the Form 40-F filed with the SEC in the United States on February 15, 2023;

•	management’s discussion and analysis for the audited consolidated financial statements referred to in the preceding item;

•	unaudited interim consolidated financial statements and the notes thereto for the three and six month periods ended June 30, 2023;

•	management’s discussion and analysis for the unaudited interim consolidated financial statements referred to in the preceding item; and

•	management information circular dated March 15, 2023, regarding MFC’s annual meeting of shareholders held on May 11, 2023.

Any documents of the type described in Section 11.1 of Form 44-101F1 ~~—~~ Short Form Prospectus and any template version of marketing materials (each as defined in National Instrument 41-101 ~~—-~~ General Prospectus Requirements) we file with the Canadian securities regulatory authorities after the date of this prospectus and prior to the termination of the distribution of Securities under any prospectus supplement shall be deemed to be incorporated by reference in this prospectus, except, with respect to any (i) audited consolidated financial statements, the Report of Independent Registered Public Accounting Firm thereon prepared in accordance with Canadian auditing standards, and (ii) AIF, the section thereof entitled “Ratings”. In addition, any similar documents filed by us with the SEC in our periodic reports on Form 6-K or annual reports on Form 40-F, except, with respect to any AIF filed as an exhibit thereto, the section thereof entitled “Ratings”, and any other documents filed with or furnished to the SEC pursuant to Sections 13(a), 13(c) or 15(d) of the United States Securities Exchange Act of 1934, as amended, in each case after the date of this prospectus, shall be deemed to be incorporated by reference in this prospectus and the registration statement of which this prospectus forms a part, except that any report on Form 6-K shall be so incorporated only to the extent expressly provided in such report.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for the purposes of this prospectus, to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

When we file a new AIF and audited comparative consolidated financial statements and related management’s discussion and analysis with, and where required, they are accepted by, the applicable securities regulatory authorities during the time that this prospectus is valid, the following documents will be deemed no longer incorporated by reference in this prospectus for purposes of future offers and sales of Securities under this prospectus: any previous AIF, any previous audited annual consolidated financial statements and related management’s discussion and analysis and all unaudited interim consolidated financial statements and related management’s discussion and analysis, all material change reports filed prior to the commencement of MFC’s financial year in respect of which the new AIF is filed, and any information circular filed prior to the commencement of MFC’s financial year in respect of which MFC’s new AIF is filed.

You should rely only on the information contained in or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer of Securities in any jurisdiction where the offer is not permitted by law. You should not assume that the information contained in or incorporated by reference in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front of the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed or will file with the SEC, under the United States Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form F-10 relating to the Securities. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in other parts of and in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included or incorporated by reference in this prospectus about the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance, prospective investors should refer to the exhibits for a complete description of the matter involved. Under the registration statement, we may, from time to time, sell any combination of the Securities described in this prospectus in one or more offerings up to an aggregate principal amount of US$5,000,000,000 (or the equivalent in other currencies or currency units) or, if any Debt Securities are issued at an original issue discount, such greater amount as shall result in an aggregate issue price of US$5,000,000,000 (or the equivalent in other currencies or currency units). Each time we sell Securities under the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We file annual and quarterly financial information and material change reports and other material with the securities regulatory authorities in each of the provinces and territories of Canada and with the SEC. Under the multijurisdictional disclosure system adopted by the United States, documents and other information that we file with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. Prospective investors may read and download any public document that we have filed with the securities regulatory authorities in each of the provinces and territories of Canada on SEDAR+ at www.sedarplus.ca. Prospective investors may read and download any document we have filed with the SEC on EDGAR at www.sec.gov.

ENFORCEABILITY OF CIVIL LIABILITIES

MFC is a corporation incorporated under and governed by the ICA. Most of our directors and officers, and certain of the experts named in this prospectus are Canadian residents, and a significant portion of our assets are located outside of the United States. It may be difficult for holders of securities to effect service within the United States upon our directors and officers and the experts named in this prospectus who are not residents of the United States or to enforce against them, both in and outside of the United States, judgments of courts of the United States predicated upon civil liability under United States federal securities laws. We believe that a monetary judgment of a United States court predicated solely upon civil liability under United States federal securities laws would likely be enforceable in Canada if the United States court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. We cannot assure you that this will be the case. It is less certain that an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.

MANULIFE FINANCIAL CORPORATION

MFC is a life insurance company incorporated under the ICA on April 26, 1999 for the purpose of becoming the holding company of MLI following its demutualization. MLI was incorporated on June 23, 1887, by a Special Act of Parliament of the Dominion of Canada, and was converted into a mutual life insurance company in 1968. Pursuant to Letters Patent of Conversion, effective September 23, 1999, MLI implemented a plan of demutualization under the ICA and converted to a life insurance company with common shares and became a wholly owned subsidiary of MFC.

We are a leading international financial services provider, helping people make their decisions easier and lives better. With our global headquarters in Toronto, Canada, we provide financial advice and insurance, operating as Manulife across Canada, Asia, and Europe, and primarily as John Hancock in the United States. Through Manulife Investment Management, the global brand for our Global Wealth and Asset Management segment, we serve individuals, groups and institutions.

At the end of 2022, Manulife had more than 40,000 employees, over 116,000 agents, and thousands of distribution partners, serving over 34 million customers. Our business is organized into four primary reporting segments: Asia, Canada, U.S. and Global Wealth and Asset Management. Each reporting segment has profit and loss responsibility and develops products, services, distribution and marketing strategies based on the profile of its business and the needs of its market. Our property and casualty reinsurance business line is reported under the Corporate and Other reporting segment. This business line is a well-established participant in the highly specialized property retrocession market.

CONSOLIDATED CAPITALIZATION

Disclosure about the consolidated capitalization of MFC will be set forth in the prospectus supplement for any Securities offered pursuant to this prospectus.

SHARE STRUCTURE

MFC’s authorized share capital consists of an unlimited number of Common Shares, an unlimited number of Class A Shares, an unlimited number of Class B Shares and an unlimited number of Class 1 Shares. As of September 22, 2023, MFC had issued and outstanding: approximately 1,824 million Common Shares; 14 million Class A Shares Series 2; 12 million Class A Shares Series 3; approximately 6.5 million Class 1 Shares Series 3; approximately 1.5 million Class 1 Shares Series 4; 10 million Class 1 Shares Series 9; 8 million Class 1 Shares Series 11; 8 million Class 1 Shares Series 13; 8 million Class 1 Shares Series 15; 14 million Class 1 Shares Series 17; 10 million Class 1 Shares Series 19; 10 million Class 1 Shares Series 25; 2 million Class 1 Shares Series 27; 1.2 million Class 1 Shares Series 28; and 1 million Class 1 Shares Series 29. MFC has authorized but not issued Class 1 Shares Series 10; Class 1 Shares Series 12; Class 1 Shares Series 14; Class 1 Shares Series 16; Class 1 Shares Series 18; Class 1 Shares Series 20; and Class 1 Shares Series 26.

The following sets forth certain general terms and provisions of the Preferred Shares and Common Shares. For a full description of the terms and provisions, see MFC’s by-laws, which are available electronically at www.sedarplus.ca and www.sec.gov. The particular terms and provisions of a series of Preferred Shares offered pursuant to this prospectus will be set forth in the applicable prospectus supplement, and the extent to which the general terms and provisions described below may apply to those Preferred Shares, will be described in the prospectus supplement.

Certain Provisions of the Class A Shares as a Class

The following is a summary of certain provisions attaching to the Class A Shares as a class.

Priority

Each series of Class A Shares ranks on a parity with every other series of Class A Shares and every series of Class 1 Shares with respect to dividends and return of capital. The Class A Shares shall be entitled to a preference over the Class B Shares, the Common Shares and any other shares ranking junior to the Class A Shares with respect to priority in payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of MFC, whether voluntary or involuntary, or any other distribution of the assets of MFC among its shareholders for the specific purpose of winding up its affairs. If any cumulative dividends, whether or not declared, or declared non-cumulative dividends or amounts payable on return of capital are not paid in full in respect of any series of Class A Shares, the Class A Shares of all series shall participate rateably in respect of such dividends in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of such return of capital in accordance with the sums that would be payable on such return of capital if all sums so payable were paid in full; provided, however, that if there are insufficient assets to satisfy in full all such claims as aforesaid, the claims of the holders of the Class A Shares with respect to return of capital shall be paid and satisfied first and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends. The Class A Shares of any series may also be given such other preferences not inconsistent with the rights, privileges, restrictions and conditions attached to the Class A Shares as a class over the Class B Shares, the Common Shares and any other shares ranking junior to the Class A Shares as may be determined in the case of such series of Class A Shares.

Certain Provisions of the Class B Shares as a Class

The following is a summary of certain provisions attaching to the Class B Shares as a class.

Priority

Each series of Class B Shares ranks on a parity with every other series of Class B Shares with respect to dividends and return of capital. The Class B Shares shall rank junior to the Class A Shares and the Class 1 Shares with respect to priority in payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding up of MFC, whether voluntary or involuntary, or any other distribution of the assets of MFC among its shareholders for the specific purpose of winding up its affairs, but the Class B Shares shall be entitled to a preference over the Common Shares and any other shares ranking junior to the Class B Shares with respect to priority in payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of MFC, whether voluntary or involuntary, or any other distribution of the assets of MFC among its shareholders for the specific purpose of winding up its affairs. If any cumulative dividends, whether or not declared, or declared non-cumulative dividends or amounts payable on return of capital are not paid in full in respect of any series of Class B Shares, the Class B Shares of all series shall participate rateably in respect of such dividends in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of such return of capital in accordance with the sums that would be payable on such return of capital if all sums so payable were paid in full; provided, however, that if there are insufficient assets to satisfy in full all such claims as aforesaid, the claims of the holders of the Class B Shares with respect to return of capital shall be paid and satisfied first and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends. The Class B Shares of any series may also be given such other preferences not inconsistent with the rights, privileges, restrictions and conditions attached to the Class B Shares as a class over the Common Shares and any other shares ranking junior to the Class B Shares as may be determined in the case of such series of Class B Shares.

Certain Provisions of the Class 1 Shares as a Class

The following is a summary of certain provisions attaching to the Class 1 Shares as a class.

Priority

Each series of Class 1 Shares ranks on a parity with every other series of Class 1 Shares and every series of Class A Shares with respect to dividends and return of capital. The Class 1 Shares shall be entitled to a preference over the Class B Shares, the Common Shares and any other shares ranking junior to the Class 1 Shares with respect to priority in payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of MFC, whether voluntary or involuntary, or any other distribution of the assets of MFC among its shareholders for the specific purpose of winding up its affairs. If any cumulative dividends, whether or not declared, or declared non-cumulative dividends or amounts payable on return of capital are not paid in full in respect of any series of Class 1 Shares, the Class 1 Shares of all series shall participate rateably in respect of such dividends in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of such return of capital in accordance with the sums that would be payable on such return of capital if all sums so payable were paid in full; provided, however, that if there are insufficient assets to satisfy in full all such claims as aforesaid, the claims of the holders of the Class 1 Shares with respect to return of capital shall be paid and satisfied first and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends. The Class 1 Shares of any series may also be given such other preferences not inconsistent with the rights, privileges, restrictions and conditions attached to the Class 1 Shares as a class over the Class B Shares, the Common Shares and any other shares ranking junior to the Class 1 Shares as may be determined in the case of such series of Class 1 Shares.

Certain Provisions Common to the Class A Shares, Class B Shares and Class 1 Shares

The following is a summary of certain provisions attaching to the Class A Shares as a class, to the Class B Shares as a class and to the Class 1 Shares as a class.

Directors’ Right to Issue in One or More Series

The Class A Shares, Class B Shares and Class 1 Shares may be issued at any time and from time to time in one or more series. Before any shares of a series are issued, the Board of Directors of MFC shall fix the number of shares that will form such series, if any, and shall, subject to any limitations set out in the by-laws of MFC or in the ICA, determine the designation, rights, privileges, restrictions and conditions to be attached to the Class A Shares, Class B Shares or Class 1 Shares, as the case may be, of such series, the whole subject to the filing with the Superintendent of Financial Institutions (Canada) (the “Superintendent”) of the particulars of such series, including the rights, privileges, restrictions and conditions determined by the Board of Directors of MFC.

Voting Rights of Preferred Shares

Except as referred to below or as required by law or as specified in the rights, privileges, restrictions and conditions attached from time to time to any series of Class A Shares, Class B Shares or Class 1 Shares, the holders of such Class A Shares, Class B Shares or Class 1 Shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of MFC.

Amendment with Approval of Holders of Preferred Shares

The rights, privileges, restrictions and conditions attached to each of the Class A Shares, Class B Shares and Class 1 Shares as a class may be added to, changed or removed but only with the approval of the holders of such class of Preferred Shares given as hereinafter specified.

Approval of Holders of Preferred Shares

The approval of the holders of a class of Preferred Shares to add to, change or remove any right, privilege, restriction or condition attaching to such class of Preferred Shares as a class or in respect of any other matter requiring the consent of the holders of such class of Preferred Shares may be given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by all the holders of such class of Preferred Shares or passed by the affirmative vote of at least two-thirds (2/3) of the votes cast at a meeting of the holders of such class of Preferred Shares duly called for that purpose.

Notwithstanding any other condition or provision of any class of Preferred Shares, the approval of the holders of any class, voting separately as a class or series, is not required on a proposal to amend the by-laws of MFC to:

(i)

increase or decrease the maximum number of authorized Class A Shares, Class B Shares or Class 1 Shares, as the case may be, or increase the maximum number of authorized shares of a class of shares having rights or privileges equal or superior to such class of Preferred Shares;

(ii)	effect the exchange, reclassification or cancellation of all or any part of the Class A Shares, Class B Shares or Class 1 Shares, as the case may be; or

(iii)	create a new class of shares equal to or superior to the Class A Shares, the Class B Shares or the Class 1 Shares, as the case may be.

The formalities to be observed with respect to the giving of notice of any such meeting or any adjourned meeting, the quorum required therefor and the conduct thereof shall be those from time to time required by the ICA as in force at the time of the meeting and those, if any, prescribed by the by-laws or the administrative resolutions of MFC with respect to meetings of shareholders. On every poll taken at every meeting of the holders of a class of Preferred Shares as a class, or at any joint meeting of the holders of two or more series of a class of Preferred Shares, each holder of such class of Preferred Shares entitled to vote thereat shall have one vote in respect of each relevant Preferred Share held.

Certain Provisions of the Common Shares as a Class

The authorized common share capital of MFC consists of an unlimited number of Common Shares without nominal or par value. Each holder of Common Shares is entitled to receive notice of and to attend all meetings of the shareholders of MFC, and is entitled to one vote for each share held, except for meetings at which only holders of another specified class or series of shares of MFC are entitled to vote separately as a class or series. The holders of Common Shares are entitled to receive dividends as and when declared by the Board of Directors of MFC, subject to the preference of the holders of Class A Shares, Class B Shares, Class 1 Shares and any other shares ranking senior to the Common Shares with respect to priority in payment of dividends. After payment to the holders of Class A Shares, Class B Shares, Class 1 Shares and any other shares ranking senior to Common Shares with respect to priority in the distribution of assets in the event of the liquidation, dissolution or winding up of MFC, the holders of Common Shares shall be entitled to receive prorated the net assets of MFC remaining, after the payment of all creditors and liquidation preferences, if any, that pertain to shareholders.

DESCRIPTION OF DEBT SECURITIES

The following sets forth certain general terms and provisions of the Debt Securities. The particular terms and provisions of Debt Securities offered pursuant to this prospectus will be set forth in the applicable prospectus supplement, and the extent to which the general terms and provisions described below may apply to such Debt Securities, will be described in the applicable prospectus supplement.

Senior Debt Securities will be issued in Canada under the trust indenture dated as of May 19, 2005, as supplemented from time to time, between MFC and BNY Trust Company of Canada (formerly CIBC Mellon Trust Company) as trustee, or such other trust indenture as MFC may enter into in the future. Subordinated Debt Securities will be issued in Canada under the trust indenture dated as of May 25, 2016, as supplemented from time to time, between MFC and BNY Trust Company of Canada, as trustee, or such other trust indenture as MFC may enter into in the future with a financial institution authorized to carry on business as a trustee. Senior Debt Securities will be issued in the United States under the trust indenture dated as of September 17, 2010, as supplemented from time to time, between MFC and The Bank of New York Mellon as trustee. Subordinated Debt Securities will be issued in the United States either under (i) the trust indenture dated as of February 21, 2017, as supplemented from time to time, among MFC, The Bank of New York Mellon, as U.S. trustee, and

BNY Trust Company of Canada, as Canadian trustee, or (ii) the trust indenture to be entered into among MFC, The Bank of New York Mellon, as U.S. trustee, and BNY Trust Company of Canada, as Canadian trustee. The indenture under which any Debt Securities are issued will be specified in the applicable prospectus supplement.

Priority

The Debt Securities will be senior or subordinated indebtedness of MFC as described in the relevant prospectus supplement. If the Debt Securities are senior indebtedness for purposes of the ICA, they will rank equally and rateably with all other unsecured indebtedness of MFC, from time to time issued and outstanding, which is not subordinated.

If the Debt Securities are subordinated indebtedness for the purposes of the ICA, except as otherwise provided in an applicable prospectus supplement, they will rank equally and rateably with all other subordinated indebtedness of MFC from time to time issued and outstanding (other than subordinated indebtedness which has been further subordinated in accordance with its terms).

In the event of the insolvency or winding-up of MFC, the subordinated indebtedness of MFC, including the subordinated Debt Securities, will be subordinated and postponed in right of payment to the prior payment in full of: (i) all policy liabilities of MFC; and (ii) all other liabilities and indebtedness of MFC, other than indebtedness that, by its terms, ranks equally with or subordinate to such subordinated indebtedness.

The Debt Securities are Unsecured Obligations

The Debt Securities will be direct unsecured obligations of MFC. The Debt Securities will not constitute deposits that are insured under the CDIC Act or by the FDIC.

MFC is a holding company that relies on dividends and interest payments from its insurance and other subsidiaries as the principal source of cash flow to meet its obligations, including with respect to its indebtedness, and to pay dividends. As a result, MFC’s cash flows and ability to service its obligations are dependent upon the earnings of its subsidiaries and the distribution of those earnings and other funds by its subsidiaries to it. Substantially all of MFC’s business is currently conducted through its subsidiaries.

MLI is MFC’s principal operating subsidiary. The payment of dividends to MFC by MLI is subject to restrictions set out in the ICA. The ICA prohibits the declaration or payment of any dividend on shares of an insurance company if there are reasonable grounds for believing: (i) the company does not have adequate capital and adequate and appropriate forms of liquidity; or (ii) the declaration or the payment of the dividend would cause the company to be in contravention of any regulation made under the ICA respecting the maintenance of adequate capital and adequate and appropriate forms of liquidity, or of any direction made to the company by the Superintendent. All of our U.S. and Asian operating life insurance companies are subsidiaries of MLI. Accordingly, a restriction on dividends from MLI would restrict MFC’s ability to obtain dividends from its U.S. and Asian businesses.

Certain of MFC’s U.S. insurance subsidiaries also are subject to insurance laws in Michigan, New York and Massachusetts, the jurisdictions in which these subsidiaries are domiciled, which impose general limitations on the payment of dividends and other upstream distributions by these subsidiaries to MLI. Our Asian insurance subsidiaries are also subject to restrictions in the jurisdictions in which these subsidiaries are domiciled which could affect their ability to pay dividends to MLI in certain circumstances. In addition, the ability of MFC’s insurance subsidiaries to pay dividends to MFC in the future will depend on their earnings, macroeconomic conditions, and their respective local regulatory requirements and restrictions, including capital adequacy and requirements, exchange controls and economic or trade sanctions. These subsidiaries are subject to a variety of insurance and other laws and regulations that vary by jurisdiction and are intended to protect policyholders and beneficiaries in that jurisdiction first and foremost, rather than investors. These subsidiaries are generally required to maintain solvency and capital standards as set by their local regulators and may also be subject to other regulatory restrictions, all of which may limit the ability of subsidiary companies to pay dividends or make distributions to MFC. Such limits could have a material adverse effect on MFC’s liquidity, including its ability to pay dividends to shareholders and service its debt.

MFC’s subsidiaries will not be obligated to pay any amounts due on the Debt Securities. Furthermore, except to the extent MFC has a priority or equal claim against its subsidiaries as a creditor, the Debt Securities will be structurally subordinated to debt and preferred stock at the subsidiary level because, as the common shareholder of its subsidiaries, MFC will be subject to the prior claims of creditors of its subsidiaries. Consequently, the Debt Securities will be structurally subordinated to all liabilities of any of MFC’s subsidiaries, including liabilities to policyholders and contract holders.

Terms of the Debt Securities

The aggregate principal amount of Debt Securities that may be issued under each indenture is unlimited. You should refer to the applicable prospectus supplement for the specific terms and other information with respect to each series of Debt Securities, which may include the following:

•	the designation, aggregate principal amount and authorized denominations of such Debt Securities;

•	the indenture under which such Debt Securities will be issued;

•

the currency or currency units for which the Debt Securities may be purchased and the currency or currency unit in which the principal and any interest is payable (in either case, if other than Canadian dollars);

•	any applicable subordination provisions;

•	the percentage of the principal amount at which such Debt Securities will be issued;

•	the date or dates on which such Debt Securities will mature or whether such Debt Securities have no stated maturity with respect to the payment of principal;

•	the rate or rates (which may be fixed or variable) per annum at which such Debt Securities will bear interest, if any, or the method of determination of such rates, if any;

•	the dates on which such interest, if any, will be payable and the record dates for such payments;

•	provisions, if any, for the deferral and/or cancellation of payments of interest or principal at our discretion or under other circumstances;

•	any redemption term or terms under which such Debt Securities may be defeased, if applicable;

•	whether such Debt Securities are to be issued in registered form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

•	the place or places where principal, premium, if any, and interest will be payable;

•	the amount of discount, if any, with which such Debt Securities will be issued;

•	whether such Debt Securities will be issued in whole or in part in the form of one or more global securities;

•	the identity of the depositary for global securities;

•

whether a temporary security is to be issued with respect to such Debt Securities and whether any interest payable prior to the issuance of definitive Debt Securities of such series will be credited to the account of the persons entitled to such interest;

•

the terms upon which beneficial interests in a temporary global Debt Security may be exchanged in whole or in part for beneficial interests in a definitive global debt security or for individual definitive Debt Securities and the terms upon which such exchanges may be made;

•	the securities exchange(s) on which such series of Debt Securities will be listed, if any;

•	any terms relating to the modification, amendment or waiver of any terms of such Debt Securities or the applicable indenture;

•	any change in the right of the trustee(s) or the holders to declare the principal, premium, if any, and interest with respect to such series of Debt Securities to be due and payable;

•	governing law;

•	any exchange or conversion terms; and

•	any other specific terms, including any additional events of default or covenants not inconsistent with the provisions of the applicable indenture.

Debt Securities may, at our option, be issued in fully registered form, in “book-entry only” form (the implications of which are discussed below) or may be uncertificated. Debt Securities in registered form will be exchangeable for other Debt Securities of the same series and tenor, registered in the same name, for a like aggregate principal amount in authorized denominations and will be transferable at any time or from time to time at the corporate trust office of the relevant trustee. No charge will be made to the holder for any such exchange or transfer except for any tax or government charge incidental thereto.

Debt Securities may be issued in separate series, at various times with different maturity dates, may bear interest at different rates and may otherwise vary.

We will summarize in the applicable prospectus supplement certain terms of the Debt Securities being offered thereby and the relevant indenture which we believe will be most important to your decision to invest in the Debt Securities being offered. You should keep in mind, however, that it is the applicable indenture, as supplemented by any applicable supplemental indenture, and not this summary, which define your rights as a holder of Debt Securities. There may be other provisions in the applicable indenture which are also important to you. You should read the applicable indenture for a full description of the terms of the series of Debt Securities. See “Where You Can Find More Information” for information on how to obtain copies of the applicable indenture.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

The following sets forth certain general terms and provisions of the Subscription Receipts. We may issue Subscription Receipts that may be exchanged by the holders thereof for Debt Securities, Preferred Shares or Common Shares upon the satisfaction of certain conditions. The particular terms and provisions of the Subscription Receipts offered pursuant to this prospectus will be set forth in the applicable prospectus supplement, and the extent to which the general terms described below apply to those Subscription Receipts, will be described in the applicable prospectus supplement.

We may offer Subscription Receipts separately or together with Debt Securities, Preferred Shares or Common Shares, as the case may be. We will issue Subscription Receipts under a subscription receipt agreement.

Selected provisions of the Subscription Receipts and the subscription receipt agreements are summarized below. This summary is not complete. The statements made in this prospectus relating to any subscription receipt agreement and Subscription Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable subscription receipt agreement.

Any prospectus supplement for Subscription Receipts supplementing this prospectus will contain the terms and conditions and other information with respect to the Subscription Receipts being offered thereby, including:

•	the number of Subscription Receipts;

•	the price at which the Subscription Receipts will be offered and whether the price is payable in instalments;

•	any conditions to the exchange of Subscription Receipts into Debt Securities, Preferred Shares or Common Shares, as the case may be, and the consequences of such conditions not being satisfied;

•	the procedures for the exchange of the Subscription Receipts into Debt Securities, Preferred Shares or Common Shares, as the case may be;

•	the number of Debt Securities, Preferred Shares or Common Shares, as the case may be, that may be exchanged upon exercise of each Subscription Receipt;

•	the designation and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each Security;

•	the dates or periods during which the Subscription Receipts may be exchanged into Debt Securities, Preferred Shares or Common Shares;

•	whether such Subscription Receipts will be listed on any securities exchange;

•	any other rights, privileges, restrictions and conditions attaching to the Subscription Receipts; and

•	any other specific terms.

Subscription receipt certificates will be exchangeable for new subscription receipt certificates of different denominations at the office indicated in the applicable prospectus supplement. Prior to the exchange of their Subscription Receipts, holders of Subscription Receipts will not have any of the rights of holders of the securities subject to the Subscription Receipts.

DESCRIPTION OF WARRANTS

The following sets forth certain general terms and provisions of the Warrants. We may issue Warrants for the purchase of Debt Securities, Preferred Shares or Common Shares or other Securities. Warrants may be issued independently or together with Debt Securities, Preferred Shares or Common Shares or other Securities offered by any prospectus supplement and may be attached to, or separate from, any such offered Securities. Warrants will be issued under one or more warrant agreements between us and a warrant agent that we will name in the applicable prospectus supplement.

Selected provisions of the Warrants and the warrant agreements are summarized below. This summary is not complete. The statements made in this prospectus relating to any warrant agreement and Warrants to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable warrant agreement.

Any prospectus supplement for Warrants supplementing this prospectus will contain the terms and other information with respect to the Warrants being offered thereby, including:

•	the designation of the Warrants;

•	the aggregate number of Warrants offered and the offering price;

•

the designation, number and terms of the Debt Securities, Preferred Shares or Common Shares or other Securities purchasable upon exercise of the Warrants, and procedures that will result in the adjustment of those numbers;

•	the exercise price of the Warrants;

•	the dates or periods during which the Warrants are exercisable;

•	the designation and terms of any securities with which the Warrants are issued;

•	if the Warrants are issued as a unit with another security, the date on and after which the Warrants and the other security will be separately transferable;

•	the currency or currency unit in which the exercise price is denominated;

•	any minimum or maximum amount of Warrants that may be exercised at any one time;

•	whether such Warrants will be listed on any securities exchange;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;

•	any rights, privileges, restrictions and conditions attaching to the Warrants; and

•	any other specific terms.

Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Securities subject to the Warrants.

Modifications

We may amend the warrant agreements and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Warrants. Other amendment provisions will be as indicated in the applicable prospectus supplement.

Enforceability

The warrant agent will act solely as our agent. The warrant agent will not have any duty or responsibility if we default under the warrant agreements or the warrant certificates. A Warrant holder may, without the consent of the warrant agent, enforce, by appropriate legal action on its own behalf, the holder’s right to exercise the holder’s Warrants.

DESCRIPTION OF UNITS

The following sets forth certain general terms and provisions of the Units. We may issue Units comprising one or more of the other Securities described in this prospectus in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each Security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included Security. The unit agreement under which a Unit is issued may provide that the Securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date.

Any prospectus supplement for Units supplementing this prospectus will contain the terms and other information with respect to the Units being offered thereby, including:

•	the designation and terms of the Units and of the Securities comprising the Units, including whether and under what circumstances those Securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the Securities comprising the Units;

•	whether the Units will be issued in fully registered or global form; and

•	any other specific terms.

The applicable prospectus supplement will describe the terms of any Units. The preceding description and any description of Units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such Units.

ICA RESTRICTIONS AND APPROVALS

Under the ICA, MFC, with the prior consent of the Superintendent, may redeem or purchase any of its shares, including the Preferred Shares or Common Shares, as the case may be, unless there are reasonable grounds for believing that MFC is, or the redemption or purchase would cause MFC to be, in contravention of any regulation or guidelines made under the ICA respecting the maintenance by life insurance companies of adequate capital and adequate and appropriate forms of liquidity, or any direction to MFC made by the Superintendent pursuant to subsection 515(3) of the ICA regarding its capital or its liquidity. No such direction to MFC has been made to date. MFC is also prohibited under the ICA from paying or declaring a dividend if there are reasonable grounds for believing that MFC is, or the payment would cause MFC to be, in contravention of any regulation made under the ICA representing the maintenance by life insurance companies of adequate capital and adequate and appropriate forms of liquidity, or any direction to MFC made by the Superintendent pursuant to subsection 515(3) of the ICA regarding its capital or its liquidity. As of the date hereof, this limitation would not restrict a payment of quarterly dividends on the Preferred Shares or Common Shares, and no such direction to MFC has been made. In addition, MFC must provide at least 15 days’ prior notice to the Superintendent before paying any dividends.

CONSTRAINTS ON SHARES

The ICA contains restrictions on the purchase or other acquisition, issue, transfer and voting of the shares of MFC. Pursuant to these restrictions, no person is permitted to acquire any shares of MFC if the acquisition would cause the person to have a “significant interest” in any class of shares of MFC, unless the prior approval of the Minister of Finance (Canada) is obtained. The restrictions also prohibit any person from becoming a “major shareholder” of MFC. In addition, MFC is not permitted to record in its securities register any transfer or issue of shares if the transfer or issue would cause the person to breach the ownership restrictions. For these purposes, a person has a significant interest in a class of shares of MFC where the aggregate of any shares of that class beneficially owned by that person, any entity controlled by that person and by any person associated or acting jointly or in concert with that person exceeds 10% of all the outstanding shares of that class of shares of MFC. A person is a major shareholder if the aggregate of any shares in a class of voting shares held by that person and by any entity controlled by that person exceeds 20% of the outstanding shares of that class, or, for a class of non-voting shares, a holding exceeds 30% of that class. If a person contravenes any of these restrictions, the Minister of Finance may, by order, direct such person to dispose of all or any portion of those shares. In addition, the ICA prohibits life insurance companies, including MFC, from recording in its securities register a transfer or issue of any share to His Majesty in right of Canada or of a province, an agent or agency of His Majesty, a foreign government or an agent or agency of a foreign government and provides further that no person may exercise the voting rights attached to those shares of an insurance company. The ICA exempts from such constraints certain foreign financial institutions which are controlled by foreign governments and eligible agents provided certain conditions are satisfied.

Under applicable insurance laws and regulations in Michigan, New York and Massachusetts, no person may acquire control of any of our insurance company subsidiaries domiciled in any such state without obtaining prior approval of such state’s insurance regulatory authority. Under applicable laws and regulations, any person acquiring, directly or indirectly, 10% or more of the voting securities of any other person is presumed to have acquired “control” of such person. Thus, any person seeking to acquire 10% or more of the voting securities of MFC must obtain the prior approval of the insurance regulatory authorities in certain states including Michigan, New York and Massachusetts, or must demonstrate to the relevant insurance regulator’s satisfaction that the acquisition of such securities will not give them control of MFC. Under state law, the failure to obtain such prior approval would entitle MFC or the insurance regulatory authorities to seek judicial injunctive relief, including enjoining the proposed acquisition or the voting of the acquired securities at any meeting of shareholders.

PLAN OF DISTRIBUTION

We may sell the Securities:

•	through underwriters or dealers;

•	directly to one or more purchasers pursuant to applicable statutory exemptions; or

•	through agents.

The Securities may be sold at fixed prices or non-fixed prices, such as prices determined by reference to the prevailing price of the specified Securities in a specified market, at market prices prevailing at the time of sale, including sales in transactions that are deemed to be at-the-market distributions, or at prices to be negotiated with purchasers, which prices may vary as between purchasers and during the period of distribution of the Securities. The prospectus supplement for any of the Securities being offered thereby will set forth the terms of the offering of such Securities, including the type of Security being offered, the name or names of any underwriters or agents, the purchase price of such Securities, the proceeds from such sale, any underwriting discounts and other items constituting underwriters’ compensation, any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers. Only underwriters so named in the prospectus supplement are deemed to be underwriters in connection with the Securities offered thereby.

If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities of the series offered by the prospectus supplement if any of such Securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

The Securities may also be sold directly by us at such prices and upon such terms as agreed to by us and the purchaser or through agents designated from time to time. Any agent involved in the offering and sale of the Securities in respect of which this prospectus is delivered will be named, and any commissions payable to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent would be acting on a best efforts basis for the period of its appointment.

We may agree to pay the underwriters, dealers or agents a commission for various services relating to the issue and sale of any Securities offered hereby. Any such commission will be paid out of our general corporate funds. Underwriters, dealers or agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

In connection with any offering of the Securities (other than at-the-market distributions), the underwriters, dealers or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a higher level than that which might exist in the open market. These transactions may be commenced, interrupted or discontinued at any time.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes.

RISK FACTORS

An investment in the Securities is subject to various risks, including those risks inherent in investing in a diversified financial institution. Before deciding whether to invest in the Securities, investors should carefully consider the risks relating to Manulife in the information incorporated by reference in this prospectus (including subsequently filed documents incorporated by reference) and, if applicable, those described in a prospectus supplement for a specific offering of Securities.

Prospective purchasers should consider the categories of risks identified and discussed under “Risk Factors and Risk Management” and “Critical Actuarial and Accounting Policies” in the management’s discussion and analysis in our most recent annual report, under “Risk Management and Risk Factors Update” and “Critical Actuarial and Accounting Policies” in the management’s discussion and analysis in our most recent interim financial report, in the “Risk Management” note to the consolidated financial statements in our most recent annual report and most recent interim financial report, and elsewhere in our filings with Canadian and U.S. securities regulatory authorities.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this prospectus forms a part: the documents (and portions thereof) referred to under the heading “Documents Incorporated by Reference”; the consent of Ernst & Young LLP; powers of attorney from directors and officers of MFC; the Senior Indenture between MFC and The Bank of New York Mellon, as trustee; the Subordinated Indenture among MFC, The Bank of New York Mellon, as U.S. trustee, and BNY Trust Company of Canada, as Canadian trustee; the form of Subordinated Indenture among MFC, The Bank of New York Mellon, as U.S. trustee, and BNY Trust Company of Canada, as Canadian trustee; and the Statements of Eligibility of The Bank of New York Mellon under the Trust Indenture Act of 1939 on Form T-1.

AGENT FOR SERVICE OF PROCESS

Nicole S. Arnaboldi, Guy L.T. Bainbridge, Tsun-yan Hsieh, C. James Prieur and May Tan (the “Non-Resident Directors”) are directors of MFC who reside outside of Canada. The Non-Resident Directors have appointed the following agent for service of process:

Name of Person or Company	Name and Address of Agent
Nicole S. Arnaboldi Guy L.T. Bainbridge Tsun-yan Hsieh C. James Prieur May Tan	Manulife Financial Corporation 200 Bloor Street East Toronto, Ontario, Canada M4W 1E5

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

RELIANCE ON EXEMPTIONS FOR WELL-KNOWN SEASONED ISSUERS

The securities regulatory authorities in each of the provinces and territories of Canada have adopted substantively harmonized blanket orders, including Ontario Instrument 44-501 – Exemption from Certain Prospectus Requirements for Well-known Seasoned Issuers (Interim Class Order) (together with the equivalent local blanket orders in each of the other provinces and territories of Canada, collectively, the “WKSI Blanket Orders”). The WKSI Blanket Orders have been extended, as applicable, until January 4, 2025. This prospectus has been filed by us in reliance upon the WKSI Blanket Orders, which permit “well-known seasoned issuers”, or “WKSIs”, to file a final short form base shelf prospectus as the first public step in an offering, and exempt qualifying issuers from certain disclosure requirements relating to such final short form base shelf prospectus. As of September 22, 2023, we have determined that we qualify as a “well-known seasoned issuer” under the WKSI Blanket Orders.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED

TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers

Under the Insurance Companies Act (Canada), a company may not, by contract, resolution or by-law, limit the liability of its directors for breaches of their fiduciary duties. However, the company may indemnify a director or officer, a former director or officer or a person who acts or acted at the company’s request as a director or officer of or in a similar capacity for another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association with the company or other entity, if:

(1) that person acted honestly and in good faith with a view to the best interests of, as the case may be, the company or the other entity for which he or she acted at the company’s request as a director or officer or in a similar capacity; and

(2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that person had reasonable grounds for believing that his or her conduct was lawful.

These individuals are entitled to indemnity from the company if the person was not judged by the court or other competent authority to have committed any fault or omitted to do anything he or she ought to have done and fulfills the conditions set out in (1) and (2) above. A company may, with the approval of a court, also indemnify that person against all costs, charges and expenses reasonably incurred by them in connection with an action by or on behalf of the company or other entity to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or officer of the company or entity, if he or she fulfills the conditions set out in (1) and (2) above.

The by-laws of MFC provide that the board of directors of MFC shall make provisions, by resolution, for the indemnification of directors, officers, employees and such other persons as the directors shall decide on such terms and conditions as they establish. MFC’s administrative resolutions provide that MFC shall indemnify a director, officer or employee, a former director, officer or employee, or a person who acts or acted at MFC’s request as a director, officer, employee or trustee of another corporation, partnership, joint venture, trust or other enterprise against all expenses, judgments, fines and amounts in settlement, actually and reasonably incurred by them in connection with such action, suit or proceeding, whether civil, criminal or administrative, against them from the execution of their duties if (i) such individual acted honestly, in good faith, with a view to the best interests of MFC or the enterprise the person is serving at the request of MFC, and within the scope of his or her authority and normal activities, and, (ii) in the case of any criminal or administrative action or proceeding, the individual had reasonable grounds for believing that his or her conduct was lawful, subject to the limitations described in the administrative resolutions. MFC’s administrative resolutions also provide that MFC shall also, with the approval of the board of directors of MFC, indemnify such persons in respect of any action by any person by or on behalf of MFC to procure a judgment in its favor to which the person is made a party by reason of being or having been a director, officer or employee of MFC, against all costs, charges and expenses reasonably incurred by him or her in connection with such action if he or she fulfills the conditions set out in (i) and (ii) above.

MFC’s administrative resolutions provide that MFC will have no obligation to indemnify any person for:

•	any act, error or omission committed with actual dishonest, fraudulent, criminal or malicious purpose or intent;

•	any act of gross negligence or willful neglect;

•	any liability of others assumed by any person otherwise entitled to indemnification under MFC’s administrative resolutions;

•

any claims by or against any enterprise which is owned, operated, managed or controlled by any person otherwise entitled to indemnification under MFC’s administrative resolutions or any claims by such person against an enterprise;

•	any claim arising out of, or based on, any pension plan sponsored by any person otherwise entitled to indemnification under MFC’s administrative resolutions;

•	bodily injury, sickness, disease or death of any person or injury to or destruction of any tangible property including loss of use thereof; or

•

any liability in respect of which the person would otherwise be entitled to indemnification if in the course of that person’s actions, he or she is found by the board of directors of MFC to have been in breach of compliance with MFC’s Code of Business Conduct and Ethics or Conflict of Interest guidelines.

MFC has entered into agreements to indemnify its current and former directors and officers and directors and officers who are acting or have acted at MFC’s request for some other entity. These agreements indemnify our directors and officers for certain expenses, including, among other things, attorneys’ fees, costs, fines and settlement amounts, reasonably incurred by any such person in any civil, criminal, administrative or other proceeding related to such person’s services as a director or officer of MFC, or any other entity to which the person provides services at MFC’s request. MFC’s obligation to indemnify such persons is subject to similar limitations as those set forth in MFC’s administrative resolutions described above.

MFC maintains a directors’ and officers’ liability insurance policy with a policy limit of U.S.$500,000,000. The policy is renewed annually. The policy provides protection to directors and officers against liability incurred by them in their capacities as directors and officers of MFC and its subsidiaries. The policy also provides protection to MFC for claims made against directors and officers for which MFC has granted directors and officers indemnity, as required or permitted under applicable law and for securities claims made against MFC, in each case, subject to a deductible of U.S.$25,000,000 per claim.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling MFC pursuant to the foregoing provisions, MFC has been informed that in the opinion of the U.S. Securities and Exchange Commission (the “Commission”) such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS

Exhibit No.	Description

4.1	Annual Information Form of MFC dated February 15, 2023 for the fiscal year ended December 31, 2022 (except for the section of the Annual Information Form entitled “Ratings”) (incorporated by reference to Exhibit 99.3 to MFC’s Form 40-F filed on February 15, 2023).

4.2	Consolidated Financial Statements for the fiscal year ended December 31, 2022 (incorporated by reference to Exhibit 99.1 to MFC’s Form 40-F filed on February 15, 2023).

4.3	Management’s Discussion and Analysis for the fiscal year ended December 31, 2022 (incorporated by reference to Exhibit 99.2 to MFC’s Form 40-F filed on February 15, 2023).

4.4	Management Information Circular dated March 15, 2023 regarding MFC’s annual meeting of shareholders held on May 11, 2023 (incorporated by reference to Exhibit 99.3 to MFC’s Form 6-K filed on March 24, 2023).

4.5	Second Quarter Report to Shareholders for the three and six months ended June 30, 2023, which includes comparative interim consolidated financial statements (unaudited) and Management’s Discussion and Analysis (incorporated by reference to Exhibit 99.1 to MFC’s Form 6-K filed on August 9, 2023).

5.1	Consent of Ernst & Young LLP.

6.1	Powers of Attorney (included on the signature pages of the Registration Statement).

7.1	Senior Indenture, dated as of September 17, 2010, between MFC and The Bank of New York Mellon, relating to certain of the Debt Securities registered hereby (incorporated by reference to Exhibit 99.1 to MFC’s Form 6-K filed on September 17, 2010).

7.2	Subordinated Indenture, dated as of February 21, 2017, among MFC, The Bank of New York Mellon and BNY Trust Company of Canada, relating to certain of the Debt Securities registered hereby (incorporated by reference to Exhibit 99.1 to MFC’s Form 6-K filed on February 21, 2017).

7.3	Form of Subordinated Indenture among MFC, The Bank of New York Mellon and BNY Trust Company of Canada, relating to certain of the Debt Securities registered hereby (incorporated by reference to Exhibit 7.3 to MFC’s Form F-10 filed on December 8, 2017).

7.4	Statement of Eligibility of the Trustee on Form T-1, of The Bank of New York Mellon, with respect to the Senior Indenture, dated as of September 17, 2010.

7.5	Statement of Eligibility of the Trustee on Form T-1, of The Bank of New York Mellon, with respect to the Subordinated Indenture, dated as of February 21, 2017.

7.6	Statement of Eligibility of the Trustee on Form T-1, of The Bank of New York Mellon, with respect to the Form of Subordinated Indenture.

107	Filing Fee Table

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

The Registrant has filed with the Commission an Appointment of Agent for Service of Process and Undertaking on Form F-X with the original filing of this Registration Statement.

BNY Trust Company of Canada has filed with the Commission an Appointment of Agent for Service of Process and Undertaking on Form F-X with the original filing of this Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on this 26th day of September, 2023.

MANULIFE FINANCIAL CORPORATION

By:	/s/ Roy Gori
Name: Roy Gori
Title: President and Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints, as of the date hereof, Colin Simpson, Chief Financial Officer, James D. Gallagher, General Counsel, Scott S. Hartz, Chief Investment Officer, and Stephanie Fadous, Treasurer, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form F-10 of Manulife Financial Corporation and any or all amendments (including post-effective amendments) thereto and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

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Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 26th day of September, 2023.

Name	Title

/s/ Roy Gori	President and Chief Executive Officer and Director
Roy Gori	(Principal Executive Officer)

/s/ Colin Simpson	Chief Financial Officer
Colin Simpson	(Principal Financial Officer)

/s/ Adrienne K. O’Neill	Global Controller and Group Chief Accounting Officer
Adrienne K. O’Neill	(Principal Accounting Officer)

/s/ Donald R. Lindsay	Chair
Donald R. Lindsay

/s/ Nicole S. Arnaboldi	Director
Nicole S. Arnaboldi

/s/ Guy L.T. Bainbridge	Director
Guy L.T. Bainbridge

/s/ Susan F. Dabarno	Director
Susan F. Dabarno

/s/ Julie E. Dickson	Director
Julie E. Dickson

/s/ Tsun-yan Hsieh	Director
Tsun-yan Hsieh

/s/ Vanessa Kanu	Director
Vanessa Kanu

/s/ C. James Prieur	Director
C. James Prieur

/s/ Andrea S. Rosen	Director
Andrea S. Rosen

/s/ May Tan	Director
May Tan

/s/ Leagh E. Turner	Director
Leagh E. Turner

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Manulife Financial Corporation in the United States, on this 26th day of September, 2023.

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)

By:	/s/ Tracy Lannigan
Name: Tracy Lannigan
Title: Assistant Vice President and Assistant Chief Counsel

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